Exhibit 23.1

CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS CONSULTANTS

Board of Directors
WILLOWTREE ADVISOR, INC.
Raleigh, North Carolina 27615

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated July 16, 2004, on the financial statements of Willowtree Advisor, Inc. as of June 30, 2004 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

August 8, 2005

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center * 601 W. Riverside, Suite 1940 * Spokane, WA 99201
Phone (509) 838-5111 * Fax (509) 838-5114 * www.williams-webster.com